FOR IMMEDIATE RELEASE

Contacts:    Martha Fleming, Steve Brolly
Fidelity Southern Corporation (404) 240-1504
FIDELITY SOUTHERN CORPORATION EARNS $6.6 MILLION
IN SECOND QUARTER
ATLANTA, GA (July 21, 2016) – Fidelity Southern Corporation (“Fidelity” or the “Company”) (NASDAQ: LION), holding company for Fidelity Bank (the “Bank”), today reported net income of $6.6 million and $11.2 million for the quarter and six months ended June 30, 2016, respectively. Earnings per diluted share was $0.26 and $0.44 for the quarter and six months ended June 30, 2016, respectively.
KEY QUARTERLY RESULTS

•	EPS was impacted by $0.21 per share due to the non-cash mortgage servicing rights (MSR) impairment

•	Return on average assets (ROAA) was 0.64%; excluding the impact of the MSR impairment, ROAA was 1.17%

•	Return on average equity (ROAE) was 8.07%; excluding the impact of the MSR impairment, ROAE was 14.84%

•	Total revenue increased by $7.6 million, or 12.8%, to $66.8 million

•	Total assets increased by $180.4 million, or 4.4%, to $4.3 billion

•	Loan portfolio increased by $160.2 million, or 4.6%, to $3.6 billion

•	Loans serviced for others grew by $362.6 million, or 4.3%, to $8.7 billion

•	Total deposits increased by $148.2 million, or 4.3%, to $3.6 billion

•	Net interest margin increased by 6 basis points to 3.31%

Fidelity's Chairman, Jim Miller, said, “Despite swimming upstream in the interest rate world, earnings reached $6.6 million in the quarter. The impairment to our mortgage servicing rights grew to over $22 million which makes the strong growth of the company all the more impressive. All facets of the company grew including production, deposits, revenue, and loans portfolioed and serviced.
“The branches and people recently added are already contributing to the bottom line. To keep up with our growth and to serve customers as they wish to be served we have spent heavily on training, software and equipment and will be a much more efficient and user friendly bank soon. Our strategy of branching opportunistically, with our emphasis on continuing to build out Atlanta, Jacksonville, Orlando, and Bradenton-Sarasota, is still in place. Both Macon and Savannah also remain targets.
“All of this said, we have become more cautious because of interest rate risk and because of the significant valuation distortions caused by government interest rate and fiscal policy. We will stay disciplined to our focus on consumer and business banking and not on real estate.”

BALANCE SHEET
Total assets grew to $4.3 billion at June 30, 2016, an increase of $180.4 million, or 4.4%, compared to March 31, 2016 and $907.0 million, or 26.9%, compared to June 30, 2015, respectively. The year over year increase was primarily attributable to assets added through acquisition of $641.3 million, as well as organic loan growth.
On March 1, 2016, the Company acquired American Enterprise Bankshares, Inc. (“AEB”), the holding company for American Enterprise Bank of Florida, a Jacksonville, Florida-based community bank. AEB merged with and into the Company and American Enterprise Bank of Florida merged with and into Fidelity Bank. With this acquisition, the Company added approximately $208.8 million in assets, including $147.4 million in loans, and $181.8 million in deposits and two branches. The Company projects cost savings will be recognized in future periods once the conversion and integration activities related to the acquisition are completed.
In addition to the AEB acquisition, since June 30. 2015, the Company added $280.8 million in assets, including $144.8 million in loans and $266.4 million in deposits and seven branches in October 2015 from The Bank of Georgia FDIC-assisted acquisition and $151.7 million in assets, including $29.7 million in loans and $151.1 million in deposits, in the acquisition of eight branches from First Bank in September 2015.
Loans
Total loans held for investment grew to $3.2 billion at June 30, 2016, an increase of $98.1 million and $779.6 million, or 3.2% and 32.3%, during the quarter and year over year, respectively. The year over year increase is comprised of organic growth of $457.8 million and $321.8 million in loans added through acquisitions, with the majority of the increase in acquired loans coming from the acquisition of $200.6 million in commercial loans. The Bank continues to generate new business and leverage its expansion through acquisitions.
The majority of the increase in the portfolio during the quarter occurred in the consumer loan portfolio, including indirect automobile and installment loans, which grew by $57.4 million and $265.3 million, or 3.8% and 20.5%, during the quarter and year over year, respectively. Year over year, $257.5 million of the increase was related to organic growth, mainly in the indirect automobile portfolio as a result of strong auto loan production. In addition, $7.8 million in consumer loans were added as the result of acquisitions.
Construction loans grew by $17.5 million and $70.8 million, or 8.7% and 48.2%, during the quarter and year over year, respectively, as the market for builder loans continues to improve and the customer base has expanded in both Georgia and Florida. Mortgage loans, including first mortgages and home equity lines of credit, increased by $16.2 million and $174.8 million, or 3.5% and 58.7%, for the quarter and year over year, respectively. Year over year, $75.7 million in mortgage loans were added from acquisitions. The primary driver of organic loan growth in the mortgage portfolio has been the Bank's increased focus on portfolio lending as staff have been added and sales efforts have increased on products to grow the mortgage portfolio.
Loan Servicing Rights
Although gross servicing rights have continued to increase with strong residential mortgage, SBA and indirect auto loan sales, net servicing rights decreased during the quarter by $4.1 million, or 4.9%, as MSR impairment charges recorded in the last two quarters have been much larger than usual. The Bank recorded $8.6 million and $13.2 million in MSR impairment during the quarter and six months ended June 30, 2016, respectively, an increase of $11.2 million and $13.4 million, as compared to the same periods in 2015. The increase in impairment is primarily related to an increase in estimated future prepayment speeds, and subsequently a decrease in the estimated remaining life of the servicing income, of the underlying loans serviced for others, due to the decrease in market interest rates.

Deposits
Total deposits at June 30, 2016, of $3.6 billion increased by $148.2 million and $930.4 million, or 4.3% and 35.3%, during the quarter and year over year, respectively. The year over year increase was primarily the result of $599.3 million in deposits added through acquisitions in addition to organic deposit growth.
The majority of the increase in deposits occurred in noninterest bearing demand deposits which grew to $995.7 million at June 30, 2016, an increase of $110.4 million and $349.3 million, or 12.5% and 54.0%, during the quarter and year over year, respectively. For the quarter, the majority of the increase occurred due to increased volume in commercial business accounts. Year over year, $200.1 million of the increase was related to organic growth, with $149.2 million added as the result of acquisitions. During 2016, the Bank continued its deposit marketing program, increasing the number of demand deposit accounts.
Money market and interest-bearing demand deposits grew by $24.0 million and $303.7 million, or 2.1% and 35.7%, during the quarter and year over year, respectively. Year over year, $100.8 million of the increase was related to organic growth, with $202.9 million added as the result of acquisitions.
Average core deposits, including noninterest-bearing demand deposits, grew by $220.7 million and $655.6 million, or 10.0% and 37.2%, during the quarter and year over year, respectively, particularly in commercial accounts and through the acquisition of branch deposits, year over year.
Borrowings
Short-term borrowings increased by $26.6 million, or 14.0%, during the quarter, and decreased by $87.7 million, or 28.9%, year over year, as a result of fluctuations in short-term liquidity needs which the Bank manages through short-term FHLB advances and Fed funds purchased.
INCOME STATEMENT
Interest Income
Interest income was $36.8 million and $71.1 million for the quarter and the six months ended June 30, 2016, an increase of $9.3 million and $17.1 million, or 33.8% and 31.7%, respectively, as compared to the same periods in 2015. Year over year, the increase in average loans for the quarter and six months was $812.8 million and $764.8 million, or 29.3% and 28.1%, respectively, which was the primary reason for the increase in interest income.
The yield on loans increased by 13 and 9 basis points for the quarter and six months, respectively. Excluding the accretable discount, the yield on loans was flat for the quarter as higher yields on acquired loans, mainly in the AEB acquisition, offset lower yields on new loans originated over the previous twelve months. For the six months, the yield on loans excluding the accretable discount decreased by 6 basis points as the higher yields on performing loans added in the AEB acquisition only contributed to four of the six months in 2016 since the AEB acquisition closed on March 1, 2016 and did not fully offset the lower yields on new loans originated.
On a linked-quarter basis, interest income increased by $2.5 million, or 3 basis points, primarily due to the increase in average loans during the quarter of $220.3 million, or 6.5%. Excluding the accretable discount, the yield on loans increased by 6 basis points, led by an aggregate $1.5 million higher interest income from commercial and construction loans, mainly due to higher yields on performing loans added from the AEB acquisition.
Interest Expense
Interest expense was $5.0 million and $10.0 million for the quarter and six months ended June 30, 2016, an increase of $1.5 million and $3.5 million, or 41.7% and 54.5%, respectively, as compared to the same periods in 2015, primarily due to the issuance of $75.0 million in subordinated debt in May of 2015. The subordinated debt bears interest at a fixed rate of 5.875%, which resulted in an additional $735,000 and $1.8 million in expense for the quarter and six months ended June 30, 2016, respectively, as compared to the same periods in the prior year. This increase was partially offset by lower funding costs on interest-bearing deposits as maturing time deposits have repriced at lower rates compared to the prior year.
The majority of the remaining increases in interest expense for the quarter and six months occurred due to the year over year increase of $627.7 million, or 32.3%, in interest-bearing deposits.
On a linked-quarter basis, interest expense was flat, decreasing by $35,000, or 0.7%.
Net Interest Margin
The net interest margin was 3.31% and 3.29% for the quarter and six months ended June 30, 2016, compared to 3.25% and 3.31% for the same periods in 2015, respectively. The increase of 6 basis points for the quarter resulted from an increase of 11 basis points in the yield on earning assets, partially offset by the 7 basis point increase in cost of funds, due to the $75 million subordinated debt issuance in May 2015.
The net interest margin decreased slightly for the six months ended June 30, 2016 as six months of interest expense was recognized in 2016 from the subordinated debt issuance as compared to one month in the same period in 2015. Excluding accretable discount, the net interest margin for the quarter and six months ended June 30, 2016 was 3.16% and 3.11%, a decrease of 5 and 17 basis points compared to the same periods in the prior year as new loans, on average, were originated at lower yields over the previous twelve months.
For the quarter and six months, net interest income (tax equivalent) rose to $32.0 million and $61.4 million, or an increase of 32.5% and 28.2%, respectively, as compared to $24.1 million and $47.9 million for the same periods in 2015. The increase in net interest income was primarily the result of an increase of 33.7% and 31.3% in interest earning assets for the quarter and six months, compared to the same periods in 2015, due to a combination of organic growth and acquisitions previously described.
On a linked-quarter basis, the net interest margin increased by 6 basis points, primarily due to higher yields on acquired loans as well as a reduction in rates paid on deposits. Excluding the accretable discount recorded during the quarter, the net interest margin increased by 10 basis points.
Provision for Loan Losses
The provision for loan losses was $3.1 million and $3.6 million for the quarter and six months ended June 30, 2016, respectively, or increases of $3.3 million and $3.7 million as compared to the same periods in 2015. The loan portfolio held for investment experienced organic growth of $98.1 million during the quarter while the trend in historical net charge-offs has been low. Recoveries in the prior year partially offset the provision for loan losses required as a result of portfolio growth.
On a linked-quarter basis, the provision for loan losses increased by $2.6 million, mainly as a result of net charge-offs of specific reserves in the commercial portfolio in the second quarter.
Noninterest Income
Noninterest income was $30.0 million and $54.9 million for the quarter and six months ended June 30, 2016, decreases of $6.7 million and $13.9 million, or 18.3% and 20.2%, as compared to the same periods in 2015, primarily due to a net decrease in mortgage banking activities of $5.3 million and $11.9 million, respectively. Higher than usual non-cash MSR impairment charges were partially offset by increased mortgage production revenue. The remainder of the decrease in noninterest income is primarily attributable to a $1.6 million and $1.4 million decrease in gains in ORE sales included as part of other income for the quarter and six months ended June 30, 2016, respectively, partially offset by an increase in income from SBA lending activities and service charges and fees on loan and deposit accounts as the base of customer accounts has continued to grow organically and through acquisitions.

Mortgage production income increased by $6.0 million and $1.7 million, or 28.9% and 3.9%, for the quarter and six months, respectively, as compared to the same periods in 2015, as all components experienced increases. Mortgage production income consists of marketing gains and origination points and fees. Total mortgage production for the quarter was $815.1 million, an increase of $26.6 million, or 3.4%, as compared to the prior year while production for the six months was approximately $1.4 billion in both years. Production growth during the quarter is the result of seasonal boosts, as well as an increase in loan volume per loan originator.
Mortgage servicing revenue increased by $869,000 and $1.7 million, or 23.1% and 23.2%, for the quarter and six months, respectively, as compared to the same periods in 2015, as the portfolio of mortgage loans serviced for others increased from $5.9 million to $7.2 million year over year.
As noted earlier, higher than usual non-cash MSR impairment charges of $8.6 million and $13.3 million were recorded for the quarter and six months ended June 30, 2016, respectively, an increase of $4.7 million and $13.4 million, as compared to the same periods in 2015.
The volume of interest rate lock commitments issued by the Bank in June for retail mortgage lending hit an all-time high, and issued lock commitments in July remain elevated and above recent trends. The pipeline of loans to be sold at June 30, 2016 is up approximately 7.6% from the same period last year.
On a linked-quarter basis, noninterest income increased by $5.1 million, or 20.4%, primarily due to an increase in income from mortgage banking activities of $4.6 million, which was largely driven by higher mortgage production income and servicing revenue, partially offset by higher than normal MSR impairment charges recorded during the quarter. The remainder of the increase is due to higher income from indirect and SBA lending activities during the quarter.
Mortgage production income and servicing revenue was $31.5 million for the quarter, an increase of $8.8 million, or 38.8%, as compared to the prior quarter. The primary driver of this change was an increase in marketing gains of $7.6 million, or 50.0%, while origination points and fees were $1.1 million, or 36.1%, higher for the quarter. The primary cause of the increase in marketing gains was the increase in loan sales for the quarter of $165.1 million, or 30.1%, primarily due to increased seasonal loan production. Total production was $815.1 million for the quarter, an increase of $244.3 million, or 42.8%, from the prior quarter. Retail production grew by $251.0 million, or 47.9%, and comprised 95.1% of total production, while wholesale production for the quarter decreased by $6.7 million. Partially offsetting the increase in mortgage revenues was an increase of $3.9 million in MSR impairment charges for the quarter.
Noninterest Expense
Noninterest expense was $48.1 million and $94.7 million for the quarter and six months ended June 30, 2016, an increase of $7.0 million and $14.9 million, or 16.9% and 18.7%, as compared to the same periods in 2015. The increase in noninterest expense compared to the prior year is mostly attributable to an increase in expenses associated with organic growth as well as acquisitions. Noncontinuing acquisition costs of approximately $400,000 and $1.5 million were included in noninterest expenses for the quarter and six months, respectively, with nominal acquisition costs for the same periods in 2015.
Salaries and benefits increased by $3.6 million and $8.2 million, or 18.1% and 21.2%, for the quarter and six months ended June 30, 2016, as compared to the same periods in 2015 as the Bank continued its strategy of increasing its footprint across a larger geographic area, through acquisitions and organic growth. Approximately $2 million of the increase occurred due to an increase in the FTE count and annual cost of living adjustments. Also included in the increase in salaries and benefits is a $1.4 million and $2.3 million increase in the quarter and year to date, as compared to the same period in the prior year, of employer taxes and employee benefits, the majority of which resulted from an increase in medical premiums, representing an increase in both number of employees and the increased cost of employer-paid benefits.
Commissions increased by $919,000 and $1.0 million, or 11.8% and 7.1%, for the quarter and six months ended June 30, 2016 due to increases in mortgage loan production.
The increase in occupancy expense of $559,000 and $1.5 million, or 16.2% and 21.1%, for the quarter and six months ended June 30, 2016, respectively, as compared to the same periods in 2015 was a result of increases in depreciation expense, small equipment purchases, property taxes and utilities expenses, primarily due to increased expenses associated with new branches, both through acquisitions and organic growth.
Other noninterest expense increased by $1.8 million and $4.0 million, or 19.7% and 21.6%, for the quarter and six months ended June 30, 2016 compared to comparable prior year periods, primarily due to increased expenses associated with new branches and acquisitions. Of this increase, professional fees increased by $784,000 and $2.1 million, primarily due to outside services contracted for maintenance and operations and legal fees for mergers and acquisitions.
On a linked-quarter basis, noninterest expense increased by $1.6 million, or 3.4%, primarily due to a $2.5 million, or 39.9% increase in commissions as mortgage loan production increased by $244.3 million, or 42.8%. This increase was partially offset by a reduction of approximately $700,000 in acquisition-related expenses, following the completion of The Bank of Georgia system conversion in late March. Noninterest expense for the second quarter includes approximately $400,000 in noncontinuing acquisition costs as the AEB system conversion is scheduled for completion in late July 2016.
ABOUT FIDELITY SOUTHERN CORPORATION
Fidelity Southern Corporation, through its operating subsidiaries, Fidelity Bank and LionMark Insurance Company, provides banking services and trust and wealth management services and credit-related insurance products through branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided throughout the South. For additional information about Fidelity's products and services, please visit the web site at www.FidelitySouthern.com.

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” from Fidelity Southern Corporation’s 2015 Annual Report filed on Form 10-K with the Securities and Exchange Commission. Additional information and other factors that could affect future financial results are included in Fidelity's filings with the Securities and Exchange Commission.
-end-

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	As of or for the Quarter Ended			As of or for the Six Months Ended
($ in thousands, except per share data)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
INCOME STATEMENT DATA:
Interest income	$36,806	$34,292	$27,516	$71,098	$54,002
Interest expense	4,963	4,998	3,502	9,961	6,447
Net interest income	31,843	29,294	24,014	61,137	47,555
Provision for loan losses	3,128	500	(182)	3,628	(74)
Noninterest income	29,971	24,886	36,695	54,857	68,733
Noninterest expense	48,125	46,558	41,165	94,683	79,800
Net income	6,645	4,541	12,451	11,186	23,141
PERFORMANCE:
Earnings per common share - basic	$0.26	$0.19	$0.58	$0.45	$1.08
Earnings per common share - diluted	$0.26	$0.18	$0.52	$0.44	$1.00
Total revenues	$66,777	$59,178	$64,211	$125,955	$122,735
Book value per common share	$13.17	$12.96	$12.90	$13.17	$12.90
Tangible book value per common share	$12.60	$12.40	$12.70	$12.60	$12.70
Cash dividends paid per common share	$0.12	$0.12	$0.10	$0.24	$0.19
Return on average assets	0.64%	0.46%	1.23%	0.55%	1.48%
Return on average shareholders' equity	8.07%	5.90%	17.97%	7.03%	17.11%
Net interest margin	3.31%	3.25%	3.25%	3.29%	3.31%
END OF PERIOD BALANCE SHEET SUMMARY:
Total assets	4,281,927	4,101,499	3,374,938	4,281,927	3,374,938
Earning assets	3,860,181	3,683,411	3,118,065	3,860,181	3,118,065
Loans, excluding Loans Held-for-Sale	3,190,707	3,092,632	2,411,143	3,190,707	2,411,143
Total loans	3,649,736	3,489,511	2,885,410	3,649,736	2,885,410
Total deposits	3,569,606	3,421,448	2,639,248	3,569,606	2,639,248
Shareholders' equity	335,870	329,778	285,946	335,870	285,946
Assets serviced for others	8,699,107	8,336,541	7,292,561	8,699,107	7,292,561
DAILY AVERAGE BALANCE SHEET SUMMARY:
Total assets	4,207,182	3,942,683	4,076,581	4,076,581	3,163,834
Earning assets	3,804,751	3,639,236	2,980,741	3,694,547	2,920,121
Loans, excluding Loans Held-for-Sale	3,161,676	3,023,312	2,361,146	3,067,279	2,330,140
Total loans	3,590,929	3,370,645	2,778,117	3,482,436	2,717,672
Total deposits	3,470,966	3,212,691	2,624,412	3,344,868	2,577,958
Shareholders' equity	331,056	308,952	277,961	320,004	272,790
Assets serviced for others	8,480,382	8,162,343	7,104,630	8,321,362	6,924,423
ASSET QUALITY RATIOS:
Net charge-offs/(recoveries), annualized to average loans	0.25%	(0.20)%	(0.03)%	0.12%	0.13%
Allowance to period-end loans	0.88%	0.86%	0.97%	0.88%	0.97%
Nonperforming assets to total loans, ORE and repossessions	1.73%	2.03%	2.01%	1.73%	2.01%
Allowance to nonperforming loans, ORE and repossessions	0.51x	0.42x	0.48x	0.51x	0.48x
SELECTED RATIOS:
Loans to total deposits	89.39%	90.39%	91.36%	89.39%	91.36%
Average total loans to average earning assets	94.38%	92.62%	93.20%	94.26%	93.07%
Noninterest income to total revenue	44.88%	42.05%	57.15%	43.55%	56.00%
Leverage ratio	8.46%	8.88%	9.77%	8.46%	9.77%
Common equity tier 1 capital	8.18%	8.25%	8.96%	8.18%	8.96%
Tier 1 risk-based capital	9.35%	9.47%	10.46%	9.35%	10.46%
Total risk-based capital	12.06%	12.21%	13.71%	12.06%	13.71%

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

($ in thousands)	June 30, 2016	March 31, 2016	June 30, 2015
ASSETS
Cash and cash equivalents	$148,745	$125,289	$80,716
Investment securities available-for-sale	168,938	167,574	140,878
Investment securities held-to-maturity	17,224	15,248	11,484
Loans held-for-sale	459,029	396,879	474,267
Loans	3,190,707	3,092,632	2,411,143
Allowance for loan losses	(28,037)	(26,726)	(23,425)
Loans, net of allowance for loan losses	3,162,670	3,065,906	2,387,718
Premises and equipment, net	86,515	87,993	65,485
Other real estate, net	18,621	19,482	16,070
Bank owned life insurance	67,025	66,536	65,511
Servicing rights, net	78,820	82,879	77,614
Other assets	74,340	73,713	55,195
Total assets	$4,281,927	$4,101,499	$3,374,938

LIABILITIES
Deposits
Noninterest-bearing demand deposits	$995,673	$885,319	$646,340
Interest-bearing deposits
Demand and money market	1,154,024	1,130,050	850,314
Savings	368,333	355,858	299,905
Time deposits	1,051,576	1,050,221	842,689
Total deposits	3,569,606	3,421,448	2,639,248
Short-term borrowings	215,833	189,278	303,521
Subordinated debt, net	120,388	120,355	120,277
Other liabilities	40,230	40,640	25,946
Total liabilities	3,946,057	3,771,721	3,088,992

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—
Common stock	196,913	195,200	164,835
Accumulated other comprehensive income, net	3,364	2,841	2,472
Retained earnings	135,593	131,737	118,639
Total shareholders’ equity	335,870	329,778	285,946
Total liabilities and shareholders’ equity	$4,281,927	$4,101,499	$3,374,938

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Quarter Ended			For the Six Months Ended
($ in thousands, except per share data)	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
INTEREST INCOME
Loans, including fees	$35,244	$32,945	$26,382	$68,189	$51,671
Investment securities	1,444	1,280	1,120	2,724	2,305
Federal funds sold and bank deposits	118	67	14	185	26
Total interest income	36,806	34,292	27,516	71,098	54,002
INTEREST EXPENSE
Deposits	3,211	3,265	2,683	6,476	5,175
Other borrowings	311	294	161	605	338
Subordinated debt	1,441	1,439	658	2,880	934
Total interest expense	4,963	4,998	3,502	9,961	6,447
Net interest income	31,843	29,294	24,014	61,137	47,555
Provision for loan losses	3,128	500	(182)	3,628	(74)
Net interest income after provision for loan losses	28,715	28,794	24,196	57,509	47,629
NONINTEREST INCOME
Service charges on deposit accounts	1,433	1,370	1,195	2,803	2,278
Other fees and charges	1,858	1,666	1,274	3,524	2,440
Mortgage banking activities	19,287	14,735	24,617	34,022	45,935
Indirect lending activities	4,782	4,264	5,031	9,046	11,010
SBA lending activities	1,893	1,234	1,364	3,127	2,295
Bank owned life insurance	494	454	500	948	992
Securities gains	200	82	—	282	—
Other	24	1,081	2,714	1,105	3,783
Total noninterest income	29,971	24,886	36,695	54,857	68,733
NONINTEREST EXPENSE
Salaries and employee benefits	23,229	23,423	19,668	46,652	38,490
Commissions	8,713	6,230	7,794	14,943	13,954
Occupancy, net	4,013	4,384	3,454	8,397	6,936
Communication	1,217	1,128	1,102	2,345	2,050
Other	10,953	11,393	9,147	22,346	18,370
Total noninterest expense	48,125	46,558	41,165	94,683	79,800
Income before income tax expense	10,561	7,122	19,726	17,683	36,562
Income tax expense	3,916	2,581	7,275	6,497	13,421
NET INCOME	$6,645	$4,541	$12,451	$11,186	$23,141

EARNINGS PER COMMON SHARE:
Basic	$0.26	$0.19	$0.58	$0.45	$1.08
Diluted	$0.26	$0.18	$0.52	$0.44	$1.00
Weighted average common shares outstanding-basic	25,481	24,273	21,456	24,877	21,418
Weighted average common shares outstanding-diluted	25,961	24,841	23,756	25,401	23,034

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
LOANS BY CATEGORY
(UNAUDITED)

($ in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Commercial	$797,146	$797,101	$703,292	$579,319	$533,853
SBA	144,223	137,220	135,993	138,078	138,819
Total commercial and SBA loans	941,369	934,321	839,285	717,397	672,672
Construction loans	217,544	200,082	177,033	154,335	146,778
Indirect automobile	1,512,406	1,463,005	1,449,480	1,399,932	1,281,978
Installment	46,556	38,543	14,055	12,236	11,698
Total consumer loans	1,558,962	1,501,548	1,463,535	1,412,168	1,293,676
Residential mortgage	336,760	321,835	302,378	248,697	210,740
Home equity lines of credit	136,072	134,846	114,717	109,217	87,277
Total mortgage loans	472,832	456,681	417,095	357,914	298,017
Loans	3,190,707	3,092,632	2,896,948	2,641,814	2,411,143

Loans held-for-sale:
Residential mortgage	299,616	232,794	233,525	218,308	310,793
SBA	9,413	14,085	14,309	11,343	13,474
Indirect automobile	150,000	150,000	150,000	110,000	150,000
Total loans held-for-sale	459,029	396,879	397,834	339,651	474,267
Total loans	$3,649,736	$3,489,509	$3,294,782	$2,981,465	$2,885,410

Noncovered loans	$3,171,138	$3,071,451	$2,874,308	$2,617,991	$2,385,489
Covered loans	19,569	21,179	22,640	23,823	25,654
Loans held-for-sale	459,029	396,879	397,834	339,651	474,267
Total loans	$3,649,736	$3,489,509	$3,294,782	$2,981,465	$2,885,410

DEPOSITS BY CATEGORY
(UNAUDITED)

	For the Three Months Ended
	June 30, 2016		March 31, 2016		December 31, 2015		September 30, 2015		June 30, 2015
($ in thousands)	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate
Noninterest-bearing demand deposits	$932,448	—%	$786,993	—%	$761,507	—%	$676,976	—%	$650,467	—%
Interest-bearing demand deposits	1,129,179	0.26%	1,051,221	0.27%	1,020,241	0.26%	881,456	0.25%	843,226	0.24%
Savings deposits	355,801	0.32%	358,481	0.34%	369,536	0.35%	308,503	0.34%	301,599	0.33%
Time deposits	1,053,538	0.84%	1,015,996	0.90%	994,805	0.92%	864,472	0.94%	829,120	0.94%
Total average deposits	$3,470,966	0.37%	$3,212,691	0.41%	$3,146,089	0.42%	$2,731,407	0.42%	$2,624,412	0.41%

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
NONPERFORMING AND CLASSIFIED ASSETS
(UNAUDITED)

($ in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
NONPERFORMING ASSETS
Nonaccrual loans	$28,153	$29,611	$27,128	$29,374	$30,756
Loans past due 90 days or more and still accruing	—	1,671	1,284	3,968	836
Repossessions	1,067	1,751	1,561	1,435	1,041
Other real estate (ORE)	18,621	19,482	18,677	14,707	16,070
Nonperforming assets	$47,841	$52,515	$48,650	$49,484	$48,703
NONPERFORMING ASSET RATIOS
Loans 30-89 days past due	$6,705	$8,180	$9,353	$7,018	$3,653
Loans 30-89 days past due to loans	0.21%	0.26%	0.32%	0.27%	0.15%
Loans past due 90 days or more and still accruing to loans	—%	0.05%	0.04%	0.15%	0.03%
Nonperforming assets to loans, ORE, and repossessions	1.49%	1.69%	1.67%	1.86%	2.01%

ASSET QUALITY RATIOS
Classified Asset Ratio (3)	26.34%	26.27%	28.38%	17.56%	18.59%
Nonperforming loans as a % of loans	0.88%	1.01%	0.98%	1.26%	1.31%
ALL to nonperforming loans	99.59%	85.44%	74.32%	74.23%	74.15%
Net charge-offs/(recoveries), annualized to average loans	0.25%	(0.02)%	0.18%	0.05%	(0.03)%
ALL as a % of loans	0.88%	0.86%	0.91%	0.94%	0.97%
ALL as a % of loans excluding acquired loans(4)	0.97%	0.96%	0.96%	0.95%	0.98%

CLASSIFIED ASSETS
Classified loans (1)	$78,516	$81,444	$84,093	$47,906	$49,561
ORE and repossessions	$16,396	$17,009	$17,125	$12,750	$13,209
Total classified assets (2)	$94,912	$98,453	$101,218	$60,656	$62,770

(1) Amount of SBA guarantee included	$5,007	$5,226	$4,680	$3,970	$5,256
(2) Classified assets include loans having a risk rating of substandard or worse, both accrual and nonaccrual, repossessions and ORE, net of loss share
(3) Classified asset ratio is defined as classified assets as a percentage of the sum of Tier 1 capital plus allowance for loan losses
(4) Allowance calculation excludes acquired loans, due to valuation calculated at acquisition

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
ANALYSIS OF INDIRECT LENDING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Average loans outstanding (1)	$1,642,829	$1,419,389	$1,563,498	$1,486,077	$1,407,848
Loans serviced for others	$1,219,909	$1,171,453	$1,117,210	$1,117,721	$1,091,644
Past due loans:
Amount 30+ days past due	$1,588	$1,087	$1,829	$1,381	$1,098
Number 30+ days past due	172	159	235	170	128
30+ day performing delinquency rate (2)	0.10%	0.07%	0.11%	0.10%	0.08%
Nonperforming loans	$887	$797	$1,117	$810	$527
Nonperforming loans as a percentage of period end loans (2)	0.05%	0.05%	0.07%	0.06%	0.04%
Net charge-offs	$751	$797	$1,014	$605	$495
Net charge-off rate (3)	0.20%	0.22%	0.28%	0.17%	0.16%
Number of vehicles repossessed during the period	120	127	131	120	106
Average beacon score	756	756	757	755	755
Production by state:
Alabama	$21,820	$19,971	$17,758	$20,886	$18,831
Arkansas	44,548	34,340	39,436	46,704	39,174
North Carolina	25,159	19,660	20,378	21,484	20,536
South Carolina	17,031	16,471	13,661	13,339	16,021
Florida	77,108	81,638	95,054	98,087	91,725
Georgia	51,253	47,141	48,241	54,497	52,735
Mississippi	28,414	27,233	27,032	23,424	21,281
Tennessee	21,683	17,529	18,156	16,946	19,295
Virginia	12,546	11,580	12,640	14,829	16,349
Texas	32,522	35,445	36,127	37,673	35,739
Louisiana	60,557	38,430	27,147	24,490	24,095
Oklahoma (4)	1,238	1,796	82	—	—
Total production by state	$393,879	$351,234	$355,712	$372,359	$355,781
Loan sales	$175,991	$171,834	$111,683	$142,132	$177,820
Portfolio yield (1)	2.70%	2.72%	2.79%	2.75%	2.79%

(1)	Includes held-for-sale
(2)	Calculated by dividing loan category as of the end of the period by period-end loans including held for sale for the specified loan portfolio
(3)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category
(4)	Expanded into Oklahoma in November 2015

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
INCOME FROM MORTGAGE BANKING ACTIVITIES
(UNAUDITED)

	As of or for the Quarter Ended
(in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Marketing gain, net	$22,734	$15,162	$15,407	$17,573	$17,099
Origination points and fees	4,101	3,014	2,914	3,871	3,726
Loan servicing revenue	4,631	4,492	4,377	4,059	3,762
Gross mortgage revenue	$31,466	$22,668	$22,698	$25,503	$24,587
Less:
MSR amortization	(3,610)	(3,272)	(2,893)	(2,489)	(2,581)
MSR impairment, net	(8,569)	(4,661)	(999)	(2,215)	2,611
Total income from mortgage banking activities	$19,287	$14,735	$18,806	$20,799	$24,617

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
ANALYSIS OF MORTGAGE LENDING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Funded loan type (UPB):
Conventional	65.9%	66.1%	60.5%	60.2%	61.8%
FHA/VA/USDA	23.3%	21.7%	23.4%	27.5%	23.7%
Jumbo	10.8%	12.2%	16.1%	12.3%	14.5%

Portfolio Production:	$47,847	$36,462	$36,520	$43,295	$48,887
Portfolio Product %	5.9%	6.4%	6.4%	6.2%	6.2%

Wholesale %	4.9%	8.2%	9.0%	9.4%	8.9%

% for purchases	76.8%	71.5%	77.5%	81.4%	74.0%
% for refinance loans	23.2%	28.5%	22.5%	18.6%	26.0%

Production by region:
Georgia	$526,446	$341,074	$341,115	$424,554	$468,795
Florida/Alabama	54,231	42,412	44,873	53,815	58,607
Virginia/Maryland	160,644	112,769	109,685	147,387	182,850
North and South Carolina	33,497	27,567	20,973	11,398	8,002
Total retail	774,818	523,822	516,646	637,154	718,254
Wholesale	40,233	46,905	51,224	66,490	70,169
Total production by region	$815,051	$570,727	$567,870	$703,644	$788,423

Gross pipeline of locked loans to be sold (UPB)	$387,777	$370,497	$226,485	$299,996	$360,276
Loans held for sale (UPB)	$288,734	$226,327	$228,586	$213,798	$308,947

Total loan sales (UPB)	$712,712	$547,614	$520,742	$744,621	$665,738
Conventional	70.5%	66.7%	63.7%	63.1%	63.9%
FHA/VA/USDA	23.0%	21.4%	27.0%	29.1%	24.8%
Jumbo	6.5%	11.9%	9.3%	7.8%	11.3%

Average loans outstanding (1)	$598,403	$495,209	$450,263	$511,317	$449,097

(1) Includes held-for-sale

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
THIRD PARTY MORTGAGE LOAN SERVICING
(UNAUDITED)

	As of or for the Quarter Ended
($ in thousands)	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Loans serviced for others (UPB)	$7,200,540	$6,894,083	$6,652,700	$6,393,874	$5,942,063
Average loans serviced for others (UPB)	$7,022,718	$6,781,135	$6,535,608	$6,160,182	$5,774,793

MSR book value, net of amortization	87,652	84,111	82,290	79,891	73,430
MSR impairment	(22,753)	(14,184)	(9,524)	(8,525)	(6,310)
MSR net carrying value	64,899	69,927	72,766	71,366	67,120
MSR carrying value as a % of period end UPB	0.9%	1.0%	1.1%	1.1%	1.1%

Delinquency % loans serviced for others	0.6%	0.5%	0.6%	0.4%	0.4%

MSR revenue multiple (1)	3.42	3.83	4.08	4.23	4.33

(1) MSR carrying value (period end) to period end loans serviced for others divided by the ratio of annualized mortgage loan servicing revenue to average mortgage loans serviced for others

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
AVERAGE BALANCE, INTEREST AND YIELDS
(UNAUDITED)

	For the Quarter Ended
	June 30, 2016			June 30, 2015
	Average	Income/	Yield/	Average	Income/	Yield/
($ in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans, net of unearned income (1)	$3,590,929	$35,304	3.95%	$2,778,117	$26,438	3.82%
Investment securities (1)	190,184	1,502	3.18%	159,734	1,174	2.95%
Federal funds sold and bank deposits	99,037	118	0.48%	42,890	14	0.13%
Total interest-earning assets	3,880,150	36,924	3.83%	2,980,741	27,626	3.72%
Noninterest-earning assets:
Cash and due from banks	29,956			14,577
Allowance for loan losses	(26,674)			(23,774)
Premises and equipment, net	88,070			61,821
Other real estate	19,481			18,342
Other assets	216,188			176,748
Total assets	$4,207,171			$3,228,455
Liabilities and shareholders’ equity
Interest-bearing liabilities:
Demand deposits	$1,129,179	$723	0.26%	$843,226	$495	0.24%
Savings deposits	355,801	283	0.32%	301,599	247	0.33%
Time deposits	1,053,538	2,205	0.84%	829,120	1,941	0.94%
Total interest-bearing deposits	2,538,518	3,211	0.51%	1,973,945	2,683	0.55%
Short-term borrowings	244,944	311	0.51%	224,429	161	0.29%
Subordinated debt	120,372	1,441	4.81%	73,179	658	3.61%
Total interest-bearing liabilities	2,903,834	4,963	0.69%	2,271,553	3,502	0.62%
Noninterest-bearing liabilities and shareholders' equity:
Demand deposits	932,448			650,467
Other liabilities	39,833			28,474
Shareholders’ equity	331,056			277,961
Total liabilities and shareholders’ equity	$4,207,171			$3,228,455
Net interest income/spread		$31,961	3.14%		$24,124	3.10%
Net interest margin			3.31%			3.25%

(1) Interest income includes the effect of taxable-equivalent adjustment using a 35% tax rate.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
AVERAGE BALANCE, INTEREST AND YIELDS
(UNAUDITED)

	For the Six Months Ended
	June 30, 2016			June 30, 2015
	Average	Income/	Yield/	Average	Income/	Yield/
($ in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans, net of unearned income (1)	$3,482,435	$68,309	3.94%	$2,717,672	$51,871	3.85%
Investment securities (1)	187,921	2,835	3.03%	162,082	2,420	3.01%
Federal funds sold and bank deposits	84,800	185	0.44%	40,367	26	0.13%
Total interest-earning assets	3,755,156	71,329	3.82%	2,920,121	54,317	3.75%
Noninterest-earning assets:
Cash and due from banks	29,243			14,942
Allowance for loan losses	(26,863)			(24,512)
Premises and equipment, net	85,315			61,402
Other real estate	19,688			20,270
Other assets	214,036			171,361
Total assets	$4,076,575			$3,163,584
Liabilities and shareholders’ equity
Interest-bearing liabilities:
Demand deposits	$1,090,730	$1,417	0.26%	$828,113	$947	0.23%
Savings deposits	357,972	588	0.33%	305,475	502	0.33%
Time deposits	1,035,611	4,471	0.87%	816,132	3,726	0.92%
Total interest-bearing deposits	2,484,313	6,476	0.52%	1,949,720	5,175	0.54%
Short-term borrowings	248,152	605	0.49%	226,888	338	0.30%
Subordinated debt	120,355	2,880	4.81%	59,817	934	3.15%
Total interest-bearing liabilities	2,852,820	9,961	0.70%	2,236,425	6,447	0.58%
Noninterest-bearing liabilities and shareholders' equity:
Demand deposits	860,555			628,238
Other liabilities	43,196			26,131
Shareholders’ equity	320,004			272,790
Total liabilities and shareholders’ equity	$4,076,575			$3,163,584
Net interest income/spread		$61,368	3.12%		$47,870	3.17%
Net interest margin			3.29%			3.31%

(1) Interest income includes the effect of taxable-equivalent adjustment using a 35% tax rate.